Exhibit 10.6

9586 I-25 Frontage Road, Suite 200 Longmont, Colorado 80504 USA	T: 303.774.3200 F: 303.678.9275 www.appliedfilms.com

Date

«FirstName» «LastName»
«Address1»
«City», «State» «PostalCode»
«Country»

        Subject: Stock Option — Outside Director Stock Option Plan (“Plan”)

        The Board of Directors (“Board”) of Applied Films Corporation (“Company”) and the Committee designated by the Board to administer the Plan grants to you (“Grantee”) a stock option (“Option”) pursuant to the Plan. A copy of the Plan is attached to this Agreement.

        Certain capitalized terms used in this Agreement which are not defined herein shall have the meanings ascribed to such terms in the Plan.

1.	Stock Option

        The Option entitles you to purchase up to «SharesWritten», («SharesNumber») shares of the Company’s common stock no par value (“Option Shares”), at an option price per share of $ (“Option Price”), subject to the terms and conditions of this Agreement and the Plan.

2.	Additional Terms

        The Option is also subject to the following provisions:

        a.        Exercisability. The Option may be exercised and Option Shares may be purchased at any time and from time to time after the execution of this Agreement, subject to the vesting schedule set forth in Section 2(b) below. The Option shall not be exercised with respect to less than 100 Option Shares unless the remaining Option shares covered by the Option are less than 100. The Option Price shall be paid in full in cash, by check, bank draft, or money order at the time of the delivery of Option Shares. Option Shares acquired under this Agreement are hereinafter referred to as the “Exercise Shares.”

b. Vesting Schedule. The Option will be vested and exercisable with respect to the Option Shares on (100% one year from grant date) if Grantee is then serving as a director of the Company.

        c.        Procedure for Exercise. Subject to conditions of this Agreement, the Option may be exercised at any time and from time to time prior to its termination by delivering written notice to the Company as provided in Section 6(e) of the Plan.

3.	Grantee’s Agreement

        In consideration for the granting of the Option, the Grantee agrees to continue to serve as a director of the Company for the lesser of twelve (12) months from the date hereof or for the remainder of his current term as a director if he is not reelected.

4.	Transferability of Option

        This Option shall not be transferable by Grantee other than by will or the laws of descent and distribution and may be exercised during the lifetime of Grantee only by Grantee. Except as provided above, this Option shall not be sold, assigned, pledged, or terminated in any manner and shall not be subject to execution, levy, attachment, or similar process. Any attempted sale, assignment, pledge, transfer, or other disposition of this Option contrary to the terms hereof, and any execution, levy, attachment, or similar process upon the Option, shall be null and void and without effect.

5.	Transferability of Exercise Shares

        No Exercise Shares may be transferred unless the Company is provided evidence that such transfer complies with applicable federal and state securities laws.

6.	Conformity with Plan

        The Option is intended to conform in all respects with and is subject to all applicable provisions of the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Grantee acknowledges receipt of the Plan and agrees to be bound by all of the terms of the Plan.

7.	Service as a Director

        Grantee acknowledges that nothing in this Agreement or in the Plan imposes upon the Company, its Board of Directors, or its stockholders any obligation to retain or elect the Grantee as a director for any period.

8.	Adjustment

        The Committee shall make appropriate and proportionate adjustments to the number of Option Shares and the Option Price to reflect any stock dividend, stock split, or combination of shares, merger, consolidation, or other change in the capitalization of the Company, as provided in Section 6(h) of the Plan. In the event of any such adjustment, all new, substituted, or additional securities or other property to which Grantee is entitled under the Option shall be included in the term “Option Shares.”

9.	Expiration

        This Option shall expire on the tenth anniversary of the date hereof (the “Expiration Date”).

10.	Termination of Service as a Director

        a.        If the Grantee dies while serving as a director of the Company and if the right to purchase any Option Shares has vested at the time of death, the Option shall remain exercisable with respect to such of the vested Option Shares which were not previously purchased for one (1) year after the date of death, subject to the prior expiration of the Option. If the Grantee dies after he has ceased to be a director and if the right to purchase any Option Shares has vested at the date of death, such vested Option Shares may be purchased during a period of one (1) year from date of death, subject to prior expiration of the Option. Such vested Option Shares may be purchased by the personal representative of the Grantee’s estate or by any person or persons who acquired the Option from the Grantee by bequest or inheritance.

        b.        If the Grantee ceases to be a director for any reason other than death and if the right to purchase any Option Shares has vested at that time, the Option shall remain exercisable with respect to such of the vested Option Shares which were not previously purchased for a period of one (1) year after cessation of service, subject to the prior expiration of the Option.

11.	Withholding of Taxes

        The exercise of this Option is subject to the satisfaction of withholding tax or other withholding liabilities, if any, under federal, state, and local laws in connection with exercise, delivery or purchase of Option Shares. The Company shall have the right to require payment by the Grantee of any taxes required to be withheld. Subject to the limitations, including limitation imposed by the Committee, and requirements of Section 9 of the Plan, the Grantee may satisfy his withholding tax obligation by any of the means or combination of means set forth in Section 9 of the Plan.

12.	Postponement of Delivery of Shares and Representations

        The Company, in its discretion, may postpone the issuance or delivery of Shares upon any exercise of this Option until completion of the registration, or other qualification of such shares under any state and/or federal law, rule, or regulation as the Company may consider appropriate. The Company may require any person exercising this Option to make such representations, including a representation that it is his intention to acquire Shares for investment and not with a view to distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules, and regulations. No Shares shall be issued unless the Company is satisfied with the accuracy of any such representations.

13.	Rights as Stockholders

        The Grantee shall have no rights as a stockholder with respect to any Option Shares until the Grantee becomes the holder of record of such shares.

14.	Further Actions

        The parties agree to execute such further instruments and to take such further actions as may reasonably be required to carry out the intent of this Agreement.

15.	Notice

        Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the Untied States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at the address set forth in this Agreement or at such other address as such party may designate by ten days’ advance written notice to the other party.

16.	Successors and Assigns

        This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon and inure to the benefit of Grantee’s heirs, personal representatives, successors, and permitted assigns.

17.	Governing Law

        This Agreement and all documents contemplated hereby, and all remedies in connection therewith and all questions or transactions relating thereto, shall be construed in accordance with and governed by the laws of the state of Delaware.

18.	Entire Agreement

        This Agreement constitutes the entire understanding between the Grantee and the Company with respect to the Option Shares and supersedes all other agreements, whether written or oral, with respect to such Shares.

* * *

        Please execute the extra copy of this Agreement in the space below and return it to the chief financial officer of the Company to confirm your understanding and acceptance of the agreements contained in this letter.

Very truly yours, APPLIED FILMS CORPORATION By: —————————————— Its —————————————— Address: 9586 I-25 Frontage Road Longmont, Colorado 80504

        The undersigned hereby acknowledges having read this Agreement, the Plan, and the other enclosures to this Agreement and hereby agrees to be bound by all provisions set forth herein and in the Plan.

GRANTEE: —————————————— (Signature) —————————————— (Please print name) —————————————— Address: —————————————— —————————————— ——————————————

Record of Exercise
Date	Number of Shares	Price Per Share	Shares Subject to Option After Exercise